Exhibit 10.2

Chicago Bridge & Iron Company
Agreement and Acknowledgment of 20XX Performance Share Award
«Name»

This Agreement and Acknowledgment (the “Agreement”) between you and the Committee (the “Committee”) for the 2008 Long-Term Incentive Plan (the “Plan”) maintained by a subsidiary of Chicago Bridge & Iron Company N.V., a Netherlands corporation (the “Company”), states the terms of, and your rights concerning, the Performance Shares hereby awarded to you pursuant to the Plan.
This Agreement is subject to the terms of the attached Plan (which is incorporated in this Agreement by this reference) which describes your rights and the conditions and limitations affecting those rights. Together, the Plan and this Agreement state all of the rights and obligations of the parties concerning this Performance Share Award. Unless defined otherwise, all capitalized terms used in this Agreement shall have the same meaning as used in the Plan.
Overview of Your Performance Shares
A.    Total Number of Performance Shares Granted:        «PS»
Your Performance Shares are subject to two separate Performance Targets:
(a) «EPS», which is 80 percent (80%) of your Performance Shares, will be classified as “EPS Performance Shares” and will be earned based on EPS Performance Target outlined in Section D below.
(b) «RTSR», which is 20 percent (20%) of your Performance Shares, will be classified as “RTSR Performance Shares” and will be earned based on the RTSR Performance Target outlined in Section E below.
B.    Date of grant: __________
C.    Performance Periods:
Fiscal year ____
Fiscal year ____
Fiscal year ____
D.    Terms of EPS Performance Shares
1.    EPS Performance Target:
The EPS Performance Shares will be earned based on the EPS Performance Target, as described in this Section D. For this purpose, Earnings per Share shall be income from continuing operations per diluted share, excluding special charges, as reported to the Company’s shareholders (“EPS”) in each Performance Period as provided below under subparagraph (b) of “EPS Performance Share Adjustments.”

<<Date>> PS Agreement-LTIP

2.    EPS Performance Share Adjustments:
(a)    The number of Performance Shares that may be earned for each Performance Period at the “target” level will be one-third of the number of EPS Performance Shares specified above under “Total Number of Performance Shares Granted.” You will be awarded that number of Shares at the end of the applicable Performance Period if EPS in that Performance Period equals Target EPS as defined in subparagraph (b) below.
(b)    If EPS in a Performance Period exceeds or falls short of Target EPS, you will be awarded a number of Shares at the end of that Performance Period determined under the following table by applying the “payout percentage” determined by Performance Period EPS to your target shares for such Performance Period, with the “payout percentage” for EPS between table amounts determined by linear interpolation.

EPS Range	Minimum	Target EPS	Maximum
Payout Percent	50%	100%	200%
EPS-XXXX	$	$	$
EPS-XXXX	$	$	$
EPS-XXXX	$	$	$

(c)    No Shares will be issued for any Performance Period if the EPS for that year is less than the minimum EPS designated for that year. No more than 200% of the number of target shares will be issued for any Performance Period if the EPS for that year is equal to or greater than the maximum EPS designated for that year.

3.    Vesting:

Shares earned based on EPS performance and not otherwise forfeited as provided below upon termination of employment are 100% vested as of the end of the applicable Performance Period.

E.    Terms of RTSR Performance Shares
1.    RTSR Performance Target:
The RTSR Performance Shares will be earned based on the RTSR Performance Target, as described in this Section E. Payment under this Award is determined based on performance using relative total shareholder return (“RTSR”). No portion of this Award will be earned if the Company’s performance during the applicable Performance Period is below the threshold level for RTSR Performance Target as described in subsection 2(b) below.

The Company’s RTSR shall be as measured against the FLM Global Engineering & Construction Company Index (the “FLM Index”). RTSR for the Company based on the FLM Index comparator group shall be calculated separately for each Performance Period (using a 30-day averaging period for the first 30 calendar days and the last 30 calendar days of the Performance Period to mitigate the effect of stock price volatility). The RTSR calculation shall assume reinvestment of dividends and shall reflect any changes to the FLM Index, as determined by its investment advisor.

<<Date>> PS Agreement-LTIP

2.    RTSR Performance Share Adjustments:
(a)    The number of Performance Shares that may be earned for each Performance Period at the “target” level will be one-third of the number of RTSR Performance Shares specified above under “Total Number of Performance Shares Granted.” You will be awarded that number of Shares at the end of the applicable Performance Period if our RTSR in that Performance Period is equal to 100% of the Index Return, as described in subparagraph (b) below. For this purpose, “Index Return” shall be the value at the end of the Performance Period of a $100 investment in the FLM Index on the first day of the Performance Period.
(b)    If our RTSR in a Performance Period is above or below 100%, you will be awarded a number of Shares at the end of that Performance Period determined under the following table, with the “payout percentage” for RTSR between table amounts determined by linear interpolation.

Level	RTSR Performance Level	Payout Percentage
Maximum	120% of Index Return or more	200% of Target Level
Target	100% of Index Return	100% of Target Level
Threshold	80% of Index Return	50% of Target Level
Below Threshold	<80% of Index Return	0%

(c)    No Shares will be issued for any Performance Period if the RTSR for that year is less than 80% of the Index Return for that year. No more than 200% of the number of target Shares will be issued for any Performance Period if the RTSR for that year is equal to or greater than 120% of the Index Return for that year.

3.    Vesting:

Shares earned based on RTSR performance and not otherwise forfeited as provided below upon termination of employment are 100% vested as of the end of the applicable Performance Period.

F.    Other Terms and Conditions

1.    Manner of Payment

Performance Shares that are earned and not otherwise forfeited as provided below upon termination of employment will be issued to you in book entry form (or cash in lieu of Shares paid to you) as soon as practicable after the Committee has certified the number of Performance Shares earned for the Performance Period and in all events by March 15 following the end of the applicable Performance Period.

<<Date>> PS Agreement-LTIP

2.    Termination of Employment

If your employment with the Company or any of its Subsidiaries or affiliated companies terminates during the Performance Period, your Performance Shares which are not then vested shall be forfeited as of the date of your termination of employment. Notwithstanding the foregoing:
(a)    If that termination of employment is a result of death, Disability, or Retirement (as defined below) during a Performance Period, then Performance Shares that are earned during that Performance Period and future Performance Periods covered by this Award, based on EPS and RTSR for those Performance Periods, shall vest and be awarded at the end of those Performance Periods upon certification by the Committee that Performance Shares are earned.
(b)    If that termination of employment is a result of dismissal for the convenience of the Company (other than involuntary termination of employment for willful misconduct or gross negligence, as it may be determined at the sole discretion of the Committee), then Performance Shares that are earned during the Performance Period in which termination of employment occurs, based on EPS and RTSR for that Performance Period, shall vest and be awarded as of the end of that Performance Period upon the certification by the Committee that Performance Shares are earned. All other Performance Shares for Performance Periods covered by this Award shall be forfeited.
For purposes of this Agreement, “Retirement” shall mean a termination of employment that is a “Retirement” as defined in the Plan for Awards granted on or after February 19, 2015, but only if such a termination of employment also is (i) not the result of, or undertaken to avoid, an involuntary termination of employment for willful misconduct or gross negligence, as may be determined at the sole discretion of the Committee, (ii) not to enable your taking employment with a company engaged in (A) offering licensed process technologies, catalysts, specialized equipment or engineered products for use in petrochemical facilities, oil refineries and/or gas processing plants, (B) providing engineering, procurement, fabrication, construction or maintenance services for energy infrastructure facilities, (C) providing piping, storage tanks or vessels for the oil and gas, water and wastewater, mining or power generation industries, (D) providing design-build infrastructure projects for federal, state or local governments, (E) providing design-build services for marine or transportation projects, (F) providing environmental services including remediation and restoration of contaminated sites, emergency response or disaster recovery for government and/or private sector clients, or (G) any business activity engaged in by the Company or its subsidiaries or affiliates during the Performance Period; unless such employment has the prior written approval of the Committee, and (iii) upon advance written notice to the Committee and agreement on such terms and conditions which the Committee in its sole discretion deems appropriate to achieve a smooth transition of duties.

3.    Dividends and Voting

If Performance Shares are earned as of the end of a Performance Period and:

(a)If cash dividends are paid on such Shares after the end of the Performance Period but before the Shares are issued (or cash in lieu of Shares is paid) to you, then the Company will pay you at the time the Performance Shares are issued (or cash in lieu of Shares is paid) an amount equal to such cash dividends; and

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(b)    If dividends in Shares are paid on such Shares after the end of the Performance Period but before the Shares are issued (or cash in lieu of Shares is paid) to you, then the Company will issue you at the time the Performance Shares are issued (or cash in lieu of Shares is paid) additional Shares (or cash equal to the Fair Market Value of Shares as of the date immediately preceding the date of distribution) representing such dividends.
No Shares or cash amount will be issued or paid in respect of dividends paid during or before the end of the Performance Period in which the Performance Shares are earned. You may not direct the voting of Performance Shares unless and until the Shares have been actually issued to you following the applicable Performance Period.

4.    Interpretation and Adjustment

The Committee shall have the right to interpret the terms of this Agreement. The Committee shall have the right, in its sole discretion, to adjust the determinations of the degree of attainment of the EPS Performance Target and/or the RSTR Performance Target, as described in Sections D and E above, provided that the amount payable with respect to each such performance target may not be increased from the amount payable in the absence of any such adjustment.

5.    Share Restrictions

Shares issued to you shall not be restricted except for such limitations on transferability as may be imposed by applicable law.

6.    Change of Control

The provisions of Article 13 of the Plan (“Change of Control”) will apply unless the Change of Control results from a Growth Transaction. A “Growth Transaction” is the issuance of Shares by the Company to a person (a “Transaction Owner”) as consideration for the purchase by the Company directly or indirectly of ownership interests or assets of a business or as part of an arrangement for financing the purchase by the Company directly or indirectly of ownership interests or assets of a business, or the sale of such Shares by a Transaction Owner (or a third party who acquired such Shares from the Transaction Owner) to another Transaction Owner or third party, provided in either case that the acquiring Transaction Owner or third party is subject to an agreement (a “Shareholder Agreement”) between the Company and such person that limits the ability of such person and its affiliates to obtain and exercise control over the management and policies of the Company. However, a “Growth Transaction” will not include any transaction that would remain a “Change in Control” as defined in Section 2.7 of the Plan if “66.5%” were substituted for “25%” in subsection 2.7(a) of the Plan. If a Growth Transaction occurs or has occurred, a Change of Control shall be deemed to occur if the acquiring Transaction Owner or third party materially breaches the Shareholder Agreement entered into in connection with the Growth Transaction.

If you have a separate agreement with the Company providing for the treatment of your Performance Shares upon a Change in Control, that agreement will govern to the extent that treatment is more favorable to you than the provisions of this Section.

7.    Limitations of Other Law

The Performance Shares under this Agreement are intended to be exempt from the restrictions of Section 409A of the Code as short term deferrals.

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In the event that applicable law of any jurisdiction other than the United States and its possessions may, as determined in the sole discretion of the Committee, limit, impede, restrict or prohibit any issuance of Performance Shares pursuant to the Plan or this Agreement or any of their terms, or the full intent and purpose of any such Award, due to the location of your employment, residency or citizenship as of the date of this Agreement, then this Agreement shall, in the sole discretion of the Committee, be amended to the extent necessary, or rescinded, to comply with any such law.

Committee for the
2008 Long-Term Incentive Plan

Please acknowledge your designation by the Committee to participate in the Plan and this Agreement, and your agreement to abide by the provision of the Plan and this Agreement, by signing below and promptly returning a copy of the entire agreement including this page to the attention of ____________, Corporate Human Resources by _________________.
Agreement and Acknowledgment
By signing a copy of this Agreement and returning it to Chicago Bridge & Iron Company, I acknowledge that I have read this Agreement and the Plan, and that I fully understand all of my rights and obligations under this Agreement and the Plan, as well as all of the terms and conditions which may affect my receipt of Performance Shares. Without limiting the generality of the preceding sentence, I understand that my right to receive Performance Shares is conditioned upon my continued employment with Chicago Bridge & Iron Company or its eligible Subsidiaries or Affiliates through the end of the applicable Performance Period as set forth above in this Agreement and the Plan.

«Name» - Participant

Date:

<<Date>> PS Agreement-LTIP